                                                                 EXHIBIT 4.2

                                  CMERUN CORP.

                                    CORRECTED
                           CERTIFICATE OF DESIGNATION


                      SERIES B CONVERTIBLE PREFERRED STOCK

         On January 27, 2000, CMERUN Corp. (f/k/a Fundae Acquisition Corporation) (the "Company") filed a Certificate of Designation concerning its Series B Convertible Preferred Stock. The Company has set forth herein a corrected version of its Certificate of Designation which remedies the following errors in the original filing:

         1. In Section 2, the definition of "Redemption Date" has been corrected to read "January 11, 2003" instead of "January 11, 2000."

         2. In Section 2, the definition of "Conversion Price" has been deleted in its entirety and the following has been substituted in lieu thereof:

         "CONVERSION PRICE" shall mean the Preference Value, subject to adjustment as provided in Section 6.'


                                      * * *

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                                       2

                                 C ME RUN CORP.

                           CERTIFICATE OF DESIGNATION

                      SERIES B CONVERTIBLE PREFERRED STOCK

                           (PAR VALUE $0.01 PER SHARE)
                   ------------------------------------------
                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                   ------------------------------------------

         C ME RUN CORP., a Delaware corporation (the "COMPANY"), does hereby certify that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the "BOARD"), pursuant to the unanimous written consent of the Board, dated as of January 20, 2000, adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

         WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to fix by resolution or resolutions the designations of each series of preferred stock of the Company (the "PREFERRED STOCK") and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning voting, redemption, dividends, dissolution or distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolutions of the Board under the General Corporation Law of the State of Delaware; and

         WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of one series of Preferred Stock and the number of shares constituting such series;

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                                       3

                  NOW, THEREFORE, BE IT:

         RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

                  1 DESIGNATION AND AMOUNT. The distinctive serial designation of this series shall be "Series B Convertible Preferred Stock" (the "SERIES B CONVERTIBLE PREFERRED STOCK"). The number of authorized shares of Series B Convertible Preferred Stock shall be 2,833,333.

                  2 DEFINITIONS. For purposes of the Series B Convertible Preferred Stock, in addition to those terms otherwise defined herein, the following terms shall have the meanings indicated:

                           "BOARD" shall mean the Board of Directors of the
                  Company or any committee authorized by such Board to perform any of its responsibilities with respect to the Series B Convertible Preferred Stock.

                           "BUSINESS DAY" shall mean any day other than a
                  Saturday, Sunday or a day on which banking institutions in the City of New York or in the City of Seattle are authorized or obligated by law or executive order to close.

                           "COMMON STOCK" shall mean the Common Stock of the
                  Company, par value $0.01 per share.

                           "CONVERSION PRICE" shall mean the Preference Value,
                  subject to adjustment as provided in Section 6.

                           "DIVIDEND PERIODS" shall mean quarterly dividend
                  periods commencing on the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Preference Date and end on and include January 11,
                  2000).

                           "NASDAQ" shall mean The Nasdaq National Market.

                           "PREFERENCE DATE" shall mean January 11, 2000.

                           "PREFERENCE VALUE" shall mean $3.00.

                           "REDEMPTION DATE" shall mean January 11, 2003.

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                                       4

                           "REDEMPTION PRICE" shall mean 120% of the Preference
                  Value, plus all accumulated and unpaid dividends accrued as of the Redemption Date.

         3. DIVIDENDS. (a) Holders of shares of the Series B Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of the funds of the Company legally available therefor, an annual dividend at the rate of 12% of the Preference Value per share of Series B Convertible Preferred Stock per annum, payable in cash or in shares of Common Stock, at the election of the Company or the holder pursuant to Section 3(f), in quarterly installments on March 31, June 30, September 30 and December 31 (each, a "DIVIDEND PAYMENT DATE"), commencing January 11, 2000 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board). If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. Dividends on the Series B Convertible Preferred Stock will be cumulative from (but not before) the Preference Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and will be payable to holders of record as they appear on the stock books of the Company on such record dates (each such date, a "DIVIDEND PAYMENT RECORD DATE"), which shall be not more than 60 days nor less than 10 (ten) days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board. Dividends on the Series B Convertible Preferred Stock shall accrue (whether or not declared) on a quarterly basis from the Preference Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends.

         (b) The amount of dividends payable for each full Dividend Period for the Series B Convertible Preferred Stock shall be computed by dividing the annual dividend rate by four (rounded down to the nearest cent). The amount of dividends payable for the initial Dividend Period on the Series B Convertible Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series B Convertible Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series B Convertible Preferred Stock called for redemption on a redemption date falling between the close of business on a Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Convertible Preferred Stock which may be in arrears.

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                                       5

         (c) No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Company ranking, as to dividends, on a parity with the Series B Convertible Preferred Stock, for any period, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Convertible Preferred Stock for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series B Convertible Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series B Convertible Preferred Stock, all dividends declared upon shares of the Series B Convertible Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series B Convertible Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Convertible Preferred Stock and on such other stock bear to each other.

         (d) No other stock of the Company ranking on a parity with the Series B Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company (except for (i) the making of any payments by the Company with respect to any options or rights to purchase securities granted pursuant to any employee benefit plan or program of the Company or with respect to the exercise of any such option or right, or (ii) any redemption or conversion of shares of the Series B Convertible Preferred Stock in accordance with the terms hereof) unless
(A) the full cumulative dividends, if any, accrued on all outstanding shares of the Series B Convertible Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (B) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Convertible Preferred Stock.

         (e) No dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Series B Convertible Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Company ranking junior to the Series B Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock or any other such stock of the Company ranking junior to the Series B Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company (except for (i) purchases of Common Stock by the Company, (ii) the making of any payments by the Company with respect to any options or rights to purchase shares of Common Stock granted pursuant to any employee benefit plan or program of the Company or with respect to the exercise of any such option or right, or (iii) the purchase of stock of the Company ranking junior to the Series B Convertible Preferred Stock as to dividends and upon liquidation, dissolution or winding up in exchange for, or out of the proceeds of the contemporaneous issuance of, other stock of the Company ranking junior to the Series B Convertible Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case (A) the full cumulative dividends, if any, accrued on all outstanding shares of the Series B Convertible Preferred Stock and any other stock of the Company ranking on a parity with the Series B Convertible Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (B) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Convertible Preferred Stock and for the current dividend period with respect to any other stock of the company ranking on a parity with the Series B Convertible Preferred Stock as to dividends.

         (f) (i) At the election of the Company or the holder of such shares of Series B Convertible Preferred Stock, any dividend payable to the holders of the Series B Convertible Preferred Stock may be made, in lieu of cash, in Common Stock (a "COMMON STOCK DIVIDEND").

               (ii) The number of shares of Common Stock payable in a Common Stock Dividend on each share of Series B Convertible Preferred Stock shall be such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the aggregate amount of such dividend payable with respect of all outstanding shares of Series B Convertible Preferred Stock by (y) seventy five percent (75%) of the average per share closing bid price of the Common Stock on Nasdaq (or any other securities market on which shares of the Common Stock are listed or traded) for the five (5) consecutive trading days ending on the fifth day prior to the applicable Dividend Payment Date, and then dividing such quotient by (z) the number of shares of Series B Convertible Preferred Stock outstanding on the applicable Dividend Payment Date.

               (iii) No fractional shares of Common Stock shall be issued in connection with the payment of a Common Stock Dividend. In lieu of any fractional share to which a holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair value of the Common Stock as determined in good faith by the Board.

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                                       7

               (iv) If the Company elects to make a Common Stock Dividend, the Company shall deliver at least five (5) days' prior written notice of such election to the holders of the Series B Convertible Preferred Stock entitled to receive such dividend.

         (g) The holders of shares of Series B Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions except as specifically provided in this Section 3.

         4 LIQUIDATION PREFERENCE. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock or any other series or class or classes of stock of the corporation ranking junior to the Series B Convertible Preferred Stock, each holder of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid, in respect of each share of Series B Convertible Preferred Stock then held, out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the Preference Value of such share of Series B Convertible Preferred Stock (for each share of Series B Convertible Preferred Stock outstanding, the "SERIES B PREFERENCE AMOUNT"). After such distribution to the holders of each outstanding share of Series B Convertible Preferred Stock, any remaining assets available for distribution shall be distributed to the holders of shares of Series B Convertible Preferred Stock and shares of Common Stock pro rata based on the total number of such shares held by each holder on a fully-converted basis.

         (b) If the assets of the Company are not sufficient to generate cash sufficient to pay in full the Series B Preference Amount, then the holders of Series B Convertible Preferred Stock shall share ratably in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution if the amounts to which the holders of outstanding shares of Series B Convertible Preferred Stock are entitled were paid in full.

         (c) In case the outstanding shares of Series B Convertible Preferred Stock or shares of Common Stock are subdivided into a greater number of shares of Series B Convertible Preferred Stock, the Series B Preference Amount in effect immediately prior to each such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced and, conversely, in case the outstanding shares of Series B Convertible Preferred Stock shall be combined into a smaller number of shares of Series B Convertible Preferred Stock, the Series B Preference Amount in effect immediately prior to each such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

         5. VOTING RIGHTS. The holders of Series B Convertible Preferred Stock shall not have any voting rights except as from time to time required by law. In connection

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                                       8

with any right to vote, each holder of Series B Convertible Preferred Stock will have one vote for each share held. Any shares of Series B Convertible Preferred Stock held by the Company or any entity controlled by the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

         6. CONVERSION. The holders of the Series B Convertible Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

         (a) RIGHT TO CONVERT. Each share of Series B Convertible Preferred shall be convertible, at the option of the holder thereof, at any time prior to the Redemption Date, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Preference Value by the Conversion Price for such shares of Series B Convertible Preferred Stock.

         (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair value of the Common Stock as determined in good faith by the Board. Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the Series B Convertible Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. At the time the Company issues and delivers a certificate or certificates for the shares of Common Stock to the converting holder of Series B Convertible Preferred Stock, the Company shall pay to such holder all accumulated and unpaid dividends accrued on the Series B Convertible Preferred Stock.

         (c) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

             (i) SPECIAL DEFINITIONS. For purposes of this Section 6, the following definitions shall apply:

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                                       9

                  (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                  (2) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Series B Convertible Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                  (3) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series B Convertible Preferred Stock was first issued.

                  (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock (i) issued (or, pursuant to Section 6(c)(iii), deemed to be issued) by the Company after the Original Issue Date, or (ii) sold or exchanged by the Company in conjunction with an acquisition of the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

                             (A) upon conversion of shares of Series B
Convertible Preferred Stock;

                             (B) to employees, officers or directors of, or
consultants to, the Company pursuant to a stock grant, option plan, purchase plan or other employee stock incentive program (collectively, the "PLANS") or any other agreement so long as any such Plans or agreements are unanimously approved by the Board;

                             (C) as a dividend or distribution on the Series B
Convertible Preferred Stock;

                             (D) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B) and (C) or on shares of Common Stock so excluded;

                  (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price for shares of Series B Convertible Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for such shares of Series B Convertible Preferred Stock in effect on the date of, and immediately prior to such issue, for such share of Series B Convertible Preferred Stock.

                  (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, PROVIDED that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for shares of Series B Convertible Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and PROVIDED FURTHER that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                             (A) no further adjustment in the Conversion Price
for shares of Series B Convertible Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                             (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for shares of Series B Convertible Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                             (C) on the expiration or cancellation of any
Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Conversion Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (B) above, the Conversion Price shall be recomputed as if:

                                 (1) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issuance of all

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                                       11

such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Company upon such conversion or exchange, if any, and

                                 (2) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

                         (D) no readjustment pursuant to clause (B) or (C) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date.

         (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(c)(iii)) without consideration or for a consideration per share less than the Conversion Price of any shares of Series B Convertible Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issuance with respect to the Series B Convertible Preferred Stock, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued; PROVIDED that, for the purposes of this Section 6(c)(iv), all shares of Common Stock issuable (i) upon conversion of all outstanding Series B Convertible Preferred Stock, (ii) upon conversion of all outstanding Convertible Securities, and (iii) upon the exercise of all outstanding Options, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 6(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding. If such Additional Shares of Common Stock are issued for no consideration, then the consideration per share shall be deemed to be $0.01.

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                                       12

         (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 6(c), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                         (1) CASH AND PROPERTY. Such consideration shall:

                             (A) insofar as it consists of cash, be computed as
the aggregate amount of cash received by the Company;

                             (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issuance as determined in good faith by the Board; and

                             (C) in the event that Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                         (2) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                             (x) the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                             (y) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (d) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATIONS. In the event that the Company shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately decreased or increased, as appropriate.

         (e) NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all of the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred against impairment.

         (f) NOTICES OF RECORD DATE. In the event that the Company shall propose at any time:

             (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

             (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

             (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

             (iv) to merge or consolidate with or into any other Company, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holders of the Series B Convertible Preferred Stock, if practicable:

                         (1) at least ten (10) days' prior written notice of the
terms of such contemplated action and the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and
(iv) above; and

                         (2) in the case of the matters referred to in (iii) and
(iv) above, at least ten (10) days' prior written notice of the date when the same shall take place.

         Each such written notice shall be given by first class mail, postage prepaid, or by facsimile to the holders of Series B Convertible Preferred Stock at the address or telephone number for each such holder as shown on the books of the Company.

         7. REDEMPTION. (a) If, on or after the Redemption Date, the Series B Convertible Preferred Stock has not been converted to Common Stock pursuant to
Section 6 hereof, the Company shall redeem all shares of Series B Convertible Preferred Stock, out of funds legally available therefor, at a per share redemption price equal to the Redemption Price. Any holder of the Series B Convertible Preferred Stock shall have the right to convert his shares Series B Convertible Preferred Stock to shares of Common Stock until the Redemption Date. The Redemption Price of the shares of Series B Convertible Preferred Stock redeemed pursuant to this Section 7, unless otherwise agreed upon by the holder of such shares and the Company, shall be payable 100% in cash.

         (b) In the event that the Company shall be required to redeem the shares of Series B Convertible Preferred Stock, a Company notice of such redemption shall be given by first class mail, postage prepaid, or by facsimile given not less than 10 nor more than 60 days prior to the Redemption Date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Company. Each such notice shall state: (i) the date of the Redemption Date; (ii) the Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (iv) that payment in cash will be made upon presentation and surrender of such Series B Convertible Preferred Stock; (v) that dividends on the shares to be redeemed shall cease to accrue immediately after such redemption date; and (vi) that dividends accrued to and including the date fixed for redemption will be paid as specified in said notice. Notice having been given as aforesaid, immediately after the Redemption Date, (x) dividends on the shares of Series B Convertible Preferred Stock so called for redemption shall cease to accrue, (y) such shares shall be deemed no longer outstanding and (z) all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the moneys payable upon redemption) shall cease.

         Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price and in the manner aforesaid.

         (c) Without the affirmative vote or consent of the holders of at least a majority of all outstanding Series B Convertible Preferred Stock outstanding at the time, the Series B Convertible Preferred Stock may not be redeemed except as provided in this Section 7.

         8. REISSUANCE OF PREFERRED STOCK. Shares of Series B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; PROVIDED that any issuance of such shares as Series B Convertible Preferred Stock must be in compliance with the terms hereof.

         9. RECORD HOLDERS. The Company and any transfer agent of the Company may deem and treat the record holder of any shares of Series B Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor any such transfer agent shall be affected by any notice to the contrary.

                                    * * * * *

         FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series B Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the issuance of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Delaware law.

                  IN WITNESS WHEREOF, the Company has caused this Corrected Certificate to be executed this 18th day of May, 2000.


                                 C ME RUN CORP.


                                 By
                                   --------------------------------------------
                                   Name:
                                   Title:

ATTEST:


By:
   ---------------------------------
     Name:
     Title: Secretary